UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

GOLD KIST, INC.

(Name of Registrant as Specified In Its Charter)

PILGRIM’S PRIDE CORPORATION

PROTEIN ACQUISITION CORPORATION

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Press Release issued by Pilgrim’s Pride Corporation on December 11, 2006

FOR IMMEDIATE RELEASE

Pilgrim’s Pride Announces New Pricing for Gold Kist’s Outstanding 10 1/4% Senior Notes

due March 15, 2014

Pittsburg, TX. December 11, 2006 — Pilgrim’s Pride Corporation (NYSE: PPC) announced new pricing in its previously announced cash tender offer for, and consent solicitation with respect to, any and all of Gold Kist Inc.’s outstanding 10 1/4% Senior Notes due March 15, 2014 (CUSIP No. 380616AB8, ISIN US380616AB82) (the “Notes”). The tender offer and consent solicitation are being made in connection with Pilgrim’s Pride’s previously announced tender offer for all of Gold Kist’s outstanding common shares. Pilgrim’s Pride’s obligation to accept for purchase and to pay for Notes properly tendered and not withdrawn is subject to the satisfaction of certain conditions which are described in the Offer to Purchase and Consent Solicitation Statement Dated September 29, 2006 (the “Offer to Purchase”), including the satisfaction or waiver of all conditions to the tender offer for Gold Kist’s common shares. On November 30, 2006, Pilgrim’s Pride announced that it was extending the tender offer expiration date to 5:00 p.m., New York City time, on Wednesday, December 27, 2006, unless further extended (the “Expiration Date”).

Pilgrim’s Pride announced that it had received the requisite consents to the proposed amendments to the Notes and the indenture under which the Notes were issued from holders of approximately 99.9 % of the aggregate principal amount of the outstanding Notes. Pursuant to the terms of the offer, as a result of the extension of the Expiration Date, the consideration payable to holders of Gold Kist Notes has been calculated using a new Price Determination Date of December 11, 2006, which is the eleventh business day preceding the scheduled Expiration Date.

Based on an assumed payment date of January 2, 2007, holders who validly tendered Notes with consents at or prior to 5:00 p.m., New York City time, on October 13, 2006 (the “Consent Date”) are eligible to receive $1,152.41 for each $1,000 principal amount of the Notes (the “Total Consideration”). The Total Consideration includes a consent payment equal to $30 in cash per $1,000 principal amount of the Notes (the “Consent Payment”). The Consent Payment is payable only to holders of Notes validly tendered with consents and not validly withdrawn on or prior to the Consent Date. Holders who validly tendered Notes with consents after the Consent Date but at or prior to 5:00 p.m., New York City time, on the Expiration Date are eligible to receive $1,122.41 for each $1,000 principal amount of the Notes (the “Tender Offer Consideration”). In addition to the Total Consideration or the Tender Offer Consideration payable in respect of Notes purchased in the offer, Pilgrim’s Pride will pay accrued and unpaid interest from the last interest payment date to, but not including, the Payment Date. The “Payment Date” is expected to be promptly after the Expiration Date and immediately prior to the closing of the transactions contemplated by the tender offer for Gold Kist’s common shares.

The Total Consideration and the Tender Offer Consideration were determined as of 10:00 a.m., New York City time on December 11, 2006, based on the Reference Yield (as described in the Offer to Purchase ) of 4.571% for the Notes, and a Fixed Spread (as described in the Offer to Purchase) of 50 basis points for the Notes, using an assumed January 2, 2007, Payment Date for calculation purposes. The offer is currently scheduled to expire at 5:00 p.m. New York City Time on December 27, 2006. If the Expiration Date is extended for more than 10 business days following the Expiration Date, a new price determination date will be established (to be 10:00 a.m. New York City time on the eleventh business day immediately preceding the new Expiration Date) and the Tender Offer Consideration and the Total Consideration will be redetermined as of such new price determination date. Information regarding the pricing, tender and delivery procedures, the conditions to the tender offer and consent solicitation relating to the Notes and the proposed amendments to the Notes and Gold Kist indenture are contained in the Offer to Purchase.

Pilgrim’s Pride has engaged Lehman Brothers Inc. to serve as the Dealer Manager for the tender offer and the Solicitation Agent for the consent solicitation. Mellon Investor Services LLC has been retained to serve as the Depository and Innisfree M&A Incorporated has been retained to serve as the Information Agent for the tender offer and consent solicitation. Requests for documents may be directed to Innisfree M&A Incorporated by telephone at (877) 687-1874 (toll free in the U.S. and Canada) or (212) 750-5833 (call collect) or in writing at 501 Madison Avenue, 20th Floor, New York, NY 10022. Questions regarding the tender offer and consent solicitation may be directed to Lehman Brothers Inc. by telephone at (800) 438-3242 (toll free in the U.S.) or (212) 528-7581 (call collect).

This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of consents, which may be made only pursuant to the terms of the Offer to Purchase and related documents. The tender offer and consent solicitation are not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities or blue sky laws. In any jurisdiction where the laws require the tender offer or consent solicitation to be made by a licensed broker or dealer, the tender offer or consent solicitation shall be deemed made on behalf of Pilgrim’s Pride by Lehman Brothers Inc. or one or more registered brokers or dealers under the laws of such jurisdiction.

Pilgrim’s Pride Corporation

Pilgrim’s Pride Corporation is the second-largest chicken producer in the United States and Mexico and the largest chicken producer in Puerto Rico. Pilgrim’s Pride employs approximately 40,000 people and has major operations in Texas, Alabama, Arkansas, Georgia, Kentucky, Louisiana, North Carolina, Pennsylvania, Tennessee, Virginia, West Virginia, Mexico and Puerto Rico, with other facilities in Arizona, Florida, Iowa, Mississippi and Utah.

Pilgrim’s Pride products are sold to foodservice, retail and frozen entree customers. Pilgrim’s Pride’s primary distribution is through retailers, foodservice distributors and restaurants throughout the United States and Puerto Rico and in the Northern and Central regions of Mexico. For more information, please visit http://www.pilgrimspride.com.

Forward-Looking Statements:

Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim’s Pride Corporation and its management, including as to the expected benefits of the proposed transaction with Gold Kist, are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally, including fluctuations in the commodity prices of feed ingredients, chicken and turkey; additional outbreaks of avian influenza or other diseases, either in our own flocks or elsewhere, affecting our ability to conduct our operations and/or demand for our poultry products; contamination of our products, which has recently and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; changes in laws or regulations affecting our operations or the application thereof; competitive factors and pricing pressures or the loss of one or more of our largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; management of our cash resources, particularly in light of our leverage, and restrictions imposed by and as a result of, our leverage; inability to complete the proposed acquisition or effectively integrate Gold Kist’s business or realize the associated cost savings and operating synergies currently anticipated; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim’s Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Legal Information

This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Gold Kist. Any offers to purchase or solicitation of offers to sell Gold Kist notes will be made only pursuant to the Offer to Purchase. Gold Kist noteholders are advised to read these documents and any other documents relating to the tender offer and consent solicitation in their entirety because they contain important information. Gold Kist noteholders may obtain copies of these documents for free by calling Innisfree M&A Incorporated, the Information Agent for the offer, at 877-687-1874 (toll free from the U.S. and Canada).

This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Gold Kist. Any offers to purchase or solicitation of offers to sell Gold Kist shares will be made only pursuant to the tender offer statement (including the offer to purchase, the letter of transmittal and other offer documents) filed with the Securities and Exchange Commission (“SEC”) on September 29, 2006, as supplemented by the Supplement dated December 8, 2006. Gold Kist stockholders are advised to read these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety because they contain important information. Gold Kist stockholders may obtain copies of these documents for free at the SEC’s website at www.sec.gov or by calling Innisfree M&A Incorporated, the Information Agent for the offer, at 877-687-1874 (toll free from the U.S. and Canada).

Pilgrim’s Pride may solicit proxies for use at Gold Kist’s 2007 Annual Meeting of Stockholders, or at any adjournment or postponement thereof, to vote to increase the number of directors constituting Gold Kist’s entire board to 15 and fill nine positions on the expanded board with nominees of the president and chief executive officer of Pilgrim’s Pride. Investors and security holders are urged to read the proxy statement and other disclosure documents regarding the proposed transaction, when they are filed, because they will contain important information. These disclosure documents will be filed with the Securities and Exchange Commission by Pilgrim’s Pride Corporation and security holders may obtain a free copy of these disclosure documents (when they become available) and other documents filed with the SEC by Pilgrim’s Pride Corporation at the SEC’s web site at www.sec.gov. The disclosure documents filed with the SEC by Pilgrim’s Pride Corporation may also be obtained for free by directing a request to Pilgrim’s Pride Corporation at 4845 U.S. Highway 271 N, Pittsburg, Texas, 75686 Attn. Secretary. The identity of people who, under SEC rules, may be considered “participants in a solicitation” of proxies from Gold Kist stockholders for use at its 2007 Annual Meeting of Stockholders and a description of their direct and indirect interest in the solicitation, by security holdings or otherwise, is contained in the Form 425 filed by Pilgrim’s Pride with the SEC on August 24, 2006.

Contacts:

Joele Frank / Steve Frankel

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449